UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DEEP GREEN WASTE & RECYCLING, INC.

(Exact name of registrant as specified in its charter)

Wyoming	333-237257	30-1035174
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Delaware	86-0970492
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13110 NE 177th Place, Suite 293, Woodinville, WA 98072

(Address of principal executive offices, including Zip Code)

DEEP GREEN WASTE & RECYCLING, INC.

2021 EQUITY INCENTIVE PLAN

(Full title of the plan)

Registered Agent Solutions, Inc.

125 S. King St.

P.O. Box 2922

Jackson, WY 83001

(800) 246-2677

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Law Offices of Gary L. Blum

3278 Wilshire Boulevard, Suite 603

Los Angeles, CA 90010

(213) 381-7450

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “non-accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value	DGWR	OTCQB

CALCULATION OF REGISTRATION FEE
		Proposed	Proposed
		maximum	maximum
		offering	aggregate	Amount of
Title of each class of	Amount to be	price per	offering	registration
securities to be registered	Registered (1)	share (2)	Price (2)	fee
Common Stock, $0.0001 par value	40,000,000 Shares	$0.0218	$872,000	$80.83

(1)	This Registration Statement relates to the issuance of 40,000,000 shares of common stock available for issuance under the Deep Green Waste & Recycling, Inc. 2021 Equity Incentive Plan (the “2021 Plan”), pursuant to approval by the Company’s Board of Directors obtained on July 11, 2021 and shareholders holding a majority of voting rights on July 11, 2021; plus such indeterminate number of additional shares of common stock as may be required pursuant to the Plan in the event of a stock dividend, stock split other similar event.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) promulgated under the Securities Act of 1933, as amended, based on the average of the high and low sales prices per share of the Registrant’s Common Stock as reported on the OTCQB on October 1, 2021, the date of which is within five business days prior to filing this Registration Statement.

INTRODUCTION

This Registration Statement on Form S-8 (this “Registration Statement”) of Deep Green Waste & Recycling, Inc. (the “Company” or “Registrant”) is being filed for the purpose of registering 40,000,000 shares of common stock, par value $0.0001, reserved for issuance under the Company’s 2021 Equity Incentive Plan (the “2021 Plan”). Upon the effectiveness of this Registration Statement, an aggregate of 40,000,000 shares of common stock will be registered for issuance from time to time under the 2021 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required in Part I of this Registration Statement have been or will be sent or given to participants in the plan as specified in Rule 428(b)(1) under the Securities Act, in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “Commission”). Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Registrant with the Commission under the Securities Exchange Act of 1934, as amended (“Exchange Act”) are hereby incorporated by reference in this Registration Statement:

1.	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Commission on April 8, 2021;

2.	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2020 filed with the Commission on July 30, 2020, September 30, 2020 filed with the Commission on November 16, 2020, March 31, 2021 filed with the Commission on May 24, 2021, subsequently amended on May 25, 2021, and June 30, 2021 filed with the Commission on August 16, 2021;

3.	The Registrant’s Current Reports on Form 8-K, filed on July 14, 2020, February 16, 2021, March 1, 2021, March 15, 2021, July 14, 2021, September 9, 2021 and September 21, 2021;

4.	The Registrant’s Registration Statements on Form S-1 as filed with the Commission on March 18, 2020 and April 16, 2021 and June 8, 2021, as amended from time to time;

5.	The Registrant’s Registrant Statement on Form 8-A12G, filed on July 31, 2020; and

6.	The description of the Registrant’s Common Stock is contained in the section entitled “Description of Securities” in the Registration Statement included in Deep Green Waste & Recycling, Inc.’s (the “Registrant”) Registration Statement on Form S-1 (File No. 333-237257) initially filed with the Securities and Exchange Commission on March 18, 2020, as amended from time to time.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any such information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Notwithstanding the foregoing, we are not incorporating by reference information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, nor any other document or information deemed to have been furnished and not filed in accordance with Commission rules.

Item 4. Description of Securities.

No applicable

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our directors and officers are indemnified as provided by the Wyoming Business Corporation Act (the “WBCA”), our Articles of Continuance and our Bylaws. Article 14 of our Articles of Incorporation provide for indemnification of our directors and officers as follows:

PERSONAL LIABILITY; INDEMNIFICATION; ADVANCEMENT OF EXPENSES: To the fullest extent permitted by law, a director of the Company shall not be personally liable to the Company or to its shareholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of or repeal of this paragraph 14 shall apply to or have any effect on the liability or alleged liability of any director of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment. The Company shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except for claims for indemnification (following the final disposition of such Proceeding) or advancement of expenses not paid in full, the Company shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the board of directors of the Company. Any amendment, repeal or modification of this paragraph 14 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

Our Bylaws provide that we shall indemnify a director as required by the mandatory indemnification provisions of the WBCA to the extent applicable, and as otherwise provided in the Articles of Incorporation.

We have entered into indemnification agreements with our directors and officers. These agreements provide broader indemnity rights than those provided under the WBCA and our Articles of Incorporation. The indemnification agreements are not intended to deny or otherwise limit third-party or derivative suits against us or our directors or officers, but to the extent a director or officer were entitled to indemnity or contribution under the indemnification agreement, the financial burden of a third-party suit would be borne by us, and we would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to our benefit but would be offset by our obligations to the director or officer under the indemnification agreement.

Wyoming Business Corporation Act

The WBCA provides that a corporation shall indemnify any director, and may indemnify any officer, employee or agent, of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein.

The WBCA provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to the WBCA; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The WBCA provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to the WBCA; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses in accordance with the WBCA as the court deems proper.

The WBCA provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

The Registrant, with approval of the Registrants Board of Directors, may obtain directors and officers liability insurance.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The Exhibits required by Item 601 of Regulation S-K, and an index thereto, are attached.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”).

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodinville, Washington, on this 5th day of October 2021.

DEEP GREEN WASTE & RECYCLING, INC.

By:	/s/ Lloyd Spencer
Lloyd Spencer
President (Principal Executive Officer)

EXHIBIT INDEX

4.1	Articles of Incorporation Evader, Inc. dated August 24, 1995 (previously filed with Form S-1 on March 18, 2020 (file No. 333-237257) and incorporated herein by reference)
4.2	Certificate of Correction for Evader, Inc. dated December 28, 2005 (previously filed with Form S-1 on March 18, 2020 (file No. 333-237257) and incorporated herein by reference)
4.3	Articles of Conversion of Evader, Inc., Inc. dated April 25, 2012 effective May 25, 2012 (previously filed with Form S-1 on March 18, 2020 (file No. 333-237257) and incorporated herein by reference)
4.4	Restated Certificate of Incorporation of Evader, Inc., Inc. (previously filed with Form 1-A on May 7, 2018 (file No. 024-10836) and incorporated herein by reference)
4.5	Amendment to Articles of Incorporation of Evader, Inc. dated July 20, 2017 (name change to Critical Clothing, Inc.) (previously filed with Form S-1 on March 18, 2020 (file No. 333-237257) and incorporated herein by reference)
4.6	Amendment to Articles of Incorporation of Critical Clothing, Inc. dated November 6, 2017 (name change to Deep Green Waste & Recycling, Inc.) (previously filed with Form S-1 on March 18, 2020 (file No. 333-237257) and incorporated herein by reference)
4.7	Bylaws of Evader, Inc. (previously filed with Form 1-A on May 7, 2018 (file No. 024-10836) and incorporated herein by reference)
4.8*	Deep Green Waste & Recycling, Inc. 2021 Stock Option Incentive Plan
4.9	Specimen common stock certificate of the Registrant (previously filed with Form S-1 on March 18, 2020 (file No. 333-237257) and incorporated herein by reference)
5.1*	Legal Opinion of Law Offices of Gary L. Blum
23.1*	Consent of Michael T. Studer, CPA
23.2	Consent of Law Offices of Gary L. Blum (included in Exhibit 5.1)

*	Filed herewith

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